Exhibit (a)(5)(E)

International Headquarters

4787 Levy Street

Montreal, Quebec, H4R 2P9

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS ANNOUNCES RECEIPT OF ANTITRUST CLEARANCE IN

THE UNITED STATES FOR ITS PREVIOUSLY ANNOUNCED ACQUISITION OF

OBAGI MEDICAL PRODUCTS, INC.

Montreal, Quebec — April 22, 2013 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) announced that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) with respect to the previously announced tender offer by its indirect wholly-owned subsidiary, Odysseus Acquisition Corp. (“Purchaser”), for all of the outstanding shares of common stock of Obagi Medical Products, Inc. (NASDAQ: OMPI) (“Obagi”) at a price of $24.00 per share, net to the seller in cash, without interest (less any required withholding taxes) and subsequent merger of Purchaser with Obagi expired at 11:59 p.m., New York City time April 19, 2013. The expiration of the HSR waiting period satisfies one of the conditions to consummate the tender offer.

The completion of the tender offer is also conditioned on approval of the transactions by the Antimonopoly Committee of Ukraine (the “AMC”) for purposes of compliance with applicable Ukrainian antimonopoly law and the tender of a majority of the outstanding shares of common stock of Obagi (on a fully diluted basis). A joint application seeking approval of the tender offer and subsequent merger was submitted by Valeant and Obagi to the AMC on March 26, 2013. Although there can be no guarantee or assurance, Valeant believes it is possible that the parties may receive approval from the AMC in the near future. Valeant expects to complete the tender offer and consummate the merger promptly after the AMC’s approval of the acquisition is received.

About Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Forward Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed acquisition by Valeant of Obagi, satisfaction of closing conditions and the timing of closing. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Valeant’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed business combination of the companies and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Valeant’s business and/or Obagi’s business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; and other risks and uncertainties, including those detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission (“SEC”) and in the case of Valeant, the Canadian Securities Administrators (“CSA”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “RISK FACTORS” in their annual reports on Form 10-K for the year ended December 31, 2012, which have been filed with the SEC and in the case of Valeant, the CSA. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the companies’ actual results to differ materially from expected and historical results. The companies assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Obagi. Valeant filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission on March 26, 2013, as amended on April 4, 2013, April 5, 2013 and April 12, 2013. Obagi filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on March 26, 2013, as amended on April 2, 2013, April 3, 2013, April 4, 2013, April 5, 2013 and April 12, 2013. Stockholders and other investors are urged to read the tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as amended (to the extent applicable), because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Obagi at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the Commission’s web site at www.sec.gov. In addition, the tender offer statement and other documents that Valeant files with the SEC are and will be made available to all stockholders of Obagi free of charge at www.valeant.com. The Solicitation/Recommendation Statement and the other documents filed by Obagi with the SEC are, and will be, made available to all stockholders of Obagi free of charge at www.obagi.com.

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